Exhibit 99.(d)(2)

April 24, 2009

Hurray! Holding Co., Ltd.

15th Floor, Tower B, Gateway Plaza

East 3rd Ring Road, Chaoyang District

Beijing, China 100027

Attention: Mr. Qindai Wang, Chairman of the Board

Dear Mr. Wang:

In considering a possible negotiated transaction (the “Transaction”) between Hurray! Holding Co., Ltd. (“Hurray”) and Shanda Interactive Entertainment Limited (“Shanda”), it is expected that each party (the “Disclosing Party”) or its Representatives (as defined below) will furnish or otherwise make available certain information regarding its business, operations and affairs to the other party (the “Receiving Party”) or its Representatives.  Such information, regardless of the form in which it is maintained and whether prepared by the Disclosing Party or otherwise, together with all communications, data, reports, analyses, compilations, studies, interpretations, records, notes, lists, financial statements or other documents, materials or information prepared by the Receiving Party or any of the Receiving Party’s affiliates (as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the officers, directors, employees, agents, representatives or advisors of the Receiving Party or any of its affiliates (collectively, “Representatives”) that contain or otherwise reflect or are otherwise based upon such information, is hereinafter referred to as “Confidential Information.”  Notwithstanding the foregoing, “Confidential Information” does not include any information (i) that was publicly available prior to the date of this agreement or thereafter becomes publicly available without any violation of this agreement on the part of the Receiving Party or any of its Representatives or (ii) that was available to the Receiving Party on a non-confidential basis prior to its disclosure to the Receiving Party or its Representatives or becomes available to the Receiving Party from a person other than the Disclosing Party or its Representatives which is not, to the best of the Receiving Party’s knowledge, subject to any legally binding obligation to keep such information confidential.  As used in this agreement, “person” means an individual or entity.

In consideration of each party’s being provided with the Confidential Information of the other party and being offered the opportunity to evaluate the business and operations of the other party, each party agrees to comply with the terms of this agreement.

The Receiving Party agrees that it and its Representatives shall keep the Disclosing Party’s Confidential Information confidential and shall not disclose the Disclosing Party’s Confidential Information, in whole or in part, to any person other than those Receiving Party Representatives who need to know such Confidential Information for the purpose of assisting the Receiving Party in its evaluation of the Transaction; provided that (i) the Receiving Party shall require its Representatives to be bound by the terms of this agreement to the fullest extent as if they were parties hereto and (ii) the Receiving Party shall be responsible for any breach of this agreement by any of its Representatives.

Without the prior written consent of the Disclosing Party, neither the Receiving Party nor its Representatives will disclose to any person the fact that the Disclosing Party has made its Confidential Information available, that discussions or negotiations are taking place concerning a possible transaction between the parties, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as otherwise required by law or the applicable rules of any securities exchange on which the shares of the Receiving Party are listed.  If either party determines that any such disclosure is so required, to the extent legally permitted, no such disclosure shall be made unless and until such party consults with the other party regarding the necessity and form of any such disclosure, and provides the other party a reasonable opportunity to review and comment on the proposed disclosure.

The Receiving Party shall take the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information of the Disclosing Party.  The Receiving Party shall not, and shall cause its Representatives to not, decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) any Confidential Information or any portion thereof, or determine or attempt to determine any source code, algorithms, methods or techniques embodied in any Confidential Information or any portion thereof.  The Receiving Party shall not use Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States.

The Receiving Party will not use, and will not permit its Representatives to use, the Disclosing Party’s Confidential Information for any purpose except to evaluate the proposed Transaction.

Neither the Disclosing Party nor its Representatives shall initiate or maintain contact with any officer, director, shareholder, employee or agent of the

Receiving Party or its subsidiaries regarding or relating to the proposed Transaction, except with the prior written consent of the Receiving Party.  Neither the Receiving Party nor its Representatives shall initiate or maintain contact with any officer, director, shareholder, employee or agent of the Disclosing Party or its subsidiaries regarding or relating to the proposed Transaction, except with the prior written consent of the Disclosing Party.  Unless otherwise agreed to by a party in writing, the other party hereto, and the other party’s Representatives, shall submit all communications with such party by the other party hereto or its Representatives regarding the proposed Transaction, including all requests for information and all discussions or questions regarding procedures, to Mr. Qindai Wang and Ms. Pang Xiaomei on behalf of Hurray or Ms. Grace Wu on behalf of Shanda.

Immediately upon the Disclosing Party’s request, the Receiving Party shall, at the Receiving Party’s option, either destroy or return to the Disclosing Party all Confidential Information of the Disclosing Party, except for that portion which consists of communications, data, reports, analyses, compilations, studies, interpretations, records, notes, lists, financial statements or other documents, materials or information prepared by the Receiving Party or its Representatives, which portion the Receiving Party shall, to the extent legally permitted, destroy immediately upon such request.  Upon the request of the Disclosing Party, the Receiving Party will provide to the Disclosing Party prompt written confirmation of its compliance with the first sentence of this paragraph.  Each party shall inform the other promptly of any determination not to pursue the proposed Transaction.  Notwithstanding the foregoing, the Receiving Party’s legal department may maintain a copy of the Disclosing Party’s Confidential Information in its restricted access files for actual or anticipated litigation or regulatory compliance purposes (provided that the Receiving Party may maintain a copy of all term sheets and draft agreements prepared in connection with the proposed Transaction for corporate record keeping purposes), subject to the confidentiality and use restrictions of this agreement.

If the Receiving Party, or anyone to whom the Receiving Party transmits the Disclosing Party’s Confidential Information, is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) by applicable law or regulation to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party will, to the extent legally permitted, provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provisions of this agreement.  If the Receiving Party cannot obtain such protective order or other remedy, or the Disclosing Party waives the Receiving Party’s compliance with the provisions of this agreement, the Receiving Party may furnish only that portion of the Disclosing Party’s Confidential Information which is legally required, in the opinion of the Receiving Party’s outside legal counsel, and will exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

The Receiving Party hereby acknowledges that, in its examination of the Disclosing Party’s Confidential Information, the Receiving Party will receive material nonpublic information concerning the Disclosing Party, and that the Receiving Party is aware (and that its Representatives who are apprised of this matter have been or will be advised by it) that the United States securities laws restrict the purchase and sale of securities by persons who possess certain nonpublic information relating to the issuer of such securities or communication of such nonpublic information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

The Receiving Party agrees that for a period of twelve (12) months following the date hereof (the “Standstill Period”), neither the Receiving Party nor any of its affiliates (and any person acting on behalf of or in concert with the Receiving Party or any of its affiliates) will, directly or indirectly, without the prior written consent of the Disclosing Party, (i) acquire, agree to acquire, propose, seek or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Disclosing Party or any of its subsidiaries, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, the “Securities”), (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Disclosing Party or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of “proxies” to “vote” (as such terms are used in the proxy rules under the Exchange Act and regulations thereunder), or seek to advise or influence any person with respect to the voting of, any voting securities of the Disclosing Party or any of its subsidiaries, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Securities of the Disclosing Party, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or the policies of the Disclosing Party, (vi) disclose (publicly or otherwise) any intention, plan or arrangement prohibited by, or inconsistent with, any of the foregoing, or (vii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.  Each party also agrees during such period not to request the other party (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) in a manner that would reasonably be expected to place the other party under a legal obligation to make a public announcement.

The provisions of the preceding paragraph shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the Exchange Act) shall (i) acquire, commence a tender offer to acquire or publicly propose to acquire, more than 50% of the outstanding voting securities of the Disclosing Party or (ii) enter into an agreement with the Disclosing Party to acquire more than 50% of the outstanding voting securities of the Disclosing Party or assets of the Disclosing Party or its subsidiaries representing more than 50% of the consolidated earning power of the Disclosing Party and its subsidiaries.

The Receiving Party also agrees that for a period of twelve (12) months following the date hereof, neither the Receiving Party nor any of its affiliates (nor any person acting on behalf of or in concert with the Receiving Party or any of its affiliates) will, without the prior written consent of the Disclosing Party, directly or indirectly solicit for purposes of employment as an employee, hire, retain, offer to hire or retain, entice away, or offer to enter into any employment with, or otherwise encourage to leave any employment by the Disclosing Party, any person known by it at such time to be a director, officer or employee of the Disclosing Party or its affiliates.  Any general newspaper or Internet help wanted advertisement, or any search firm engagement, in any such case, which is not directed or focused on personnel employed by the Disclosing Party, shall not be deemed to constitute solicitation for employment for the purposes of this paragraph.

Each party acknowledges that the other party’s customers and contractors are valuable business assets, and agrees that from the date of this agreement until the first anniversary of such date, neither party shall (for itself or for any third party), directly or indirectly, divert or attempt to divert from the other party any person who is known by such first party through access to Confidential Information to be customers or contractors of such second party, through solicitation or otherwise.

No failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

The Receiving Party agrees that the Disclosing Party would be irreparably injured by a breach of this agreement by the Receiving Party or its Representatives and that, in such event, the Disclosing Party shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance, without proof of actual damages and without any requirement for any bond.  The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party’s becoming aware of any such breach or threatened breach of this agreement.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Neither the Disclosing Party nor its Representatives makes any representations or warranties, express or implied, with respect to its Confidential Information, except for any particular representations and warranties which may be made to the other party in a definitive purchase agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement.  The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives shall have any liability to the Receiving Party or its Representatives resulting from the use of the Disclosing Party’s Confidential Information by the Receiving Party or any of its Representatives or any errors therein or omission therefrom.  The Receiving Party understands and agrees that, unless and until a definitive purchase agreement between the parties with respect to the proposed Transaction has been executed and delivered, neither the Disclosing Party nor the Receiving Party will be under any legal obligation of any kind whatsoever with respect to any transaction (except for the express obligations set forth in this agreement and the express legally binding obligations set forth in the Letter of Intent between the parties hereto dated as of April 22, 2009).

All proprietary and intellectual property rights in and to Confidential Information shall remain the sole property of the Disclosing Party, and nothing in this agreement shall be construed in any way to grant to the Receiving Party or its Representatives any express or implied option, license or other right, title or interest in or to Confidential Information provided by the Disclosing Party, or to any intellectual property rights embodied in such Confidential Information.

This agreement constitutes the entire agreement between the parties concerning the confidentiality of the Confidential Information in connection with the proposed transaction and related matters and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

This agreement shall inure to the benefit of and be binding upon Shanda and Hurray and their respective successors and permitted assigns.

If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby.

This agreement may be modified or waived only by an instrument signed by the parties hereto.  This agreement may not be assigned by any party hereto without the express prior written consent of the other parties hereto.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All disputes arising out of this agreement shall be submitted for decision and final resolution to arbitration to the exclusion of any courts of law, under the UNCITRAL Arbitration Rules. The arbitration tribunal shall be composed of three disinterested arbitrators, one appointed by each party hereto and the third appointed by such two arbitrators appointed by the parties hereto.  The arbitration decision shall be final and binding upon both parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction.  This arbitration clause and any award granted pursuant to an arbitration decision thereunder shall be enforceable against the parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.  The seat of arbitration shall be Hong Kong International Arbitration Centre, unless the parties otherwise agree in writing.  The official arbitration language shall be English.  Process in any action or proceeding referred to in this paragraph may be served on any party anywhere in the world.  In order to preserve its rights and remedies, each party shall be entitled to seek preliminary injunctive relief in accordance with applicable law from any court of competent jurisdiction pending the constitution of the arbitration tribunal or the final decision or award of the arbitration tribunal, as the case may be.

In the event of arbitration relating to this agreement as provided in the preceding paragraph, if the arbitration panel determines in a final, non-appealable order that a party has breached this agreement, then such party shall be liable and pay to the non-breaching party the reasonable costs and expenses (including reasonable legal fees and expenses) such non-breaching party has incurred in connection with the enforcement of this agreement, including any appeal therefrom.

Any notice or other communication required or permitted to be delivered under this agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) three (3) days after deposit with an internationally recognized express courier, specifying fastest delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other address or facsimile number as such party may designate by advance written notice to the other party hereto).

Except for the preceding three (3) paragraphs, which shall be binding in perpetuity or until the latest date permitted by law, this agreement will be binding upon the parties and their Representatives for a period of one year from the date hereof.  This agreement may be executed in one or more counterparts. Each shall be deemed an original, but together shall constitute one and the same instrument.  This agreement may be executed and delivered by facsimile.  Any facsimile signatures shall have the same legal effect as manual signatures.

Very truly yours,

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	CEO and Chairman of Board of Directors

Accepted and agreed:

HURRAY! HOLDING CO., LTD.

By:	/s/ Qindai Wang
	Name:	Qindai Wang
	Title:	Chairman of Board of Directors